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                                                                  Exhibit (c)(2)
                     [THE INTERLAKE CORPORATION LETTERHEAD]



                                 August 26, 1998




GKN (United Kingdom) plc
7 Cleveland Road
London SW1A 1DB
Attention: Mr. Simon Pryce
           Director, Corporate Finance


Gentlemen:

         In connection with your evaluation (the "Evaluation") of a possible negotiated transaction (a "Transaction") with The Interlake Corporation and/or its subsidiaries or affiliates (collectively, the "Company"), the Company is prepared to furnish to you certain information which is confidential, proprietary or otherwise not generally available to the public. As a condition to, and in consideration of, the Company furnishing the Information, you agree as follows:

         1. Nondisclosure of Information. The Information will (a) be kept confidential by you, (b) not be used by you in any manner detrimental to the Company, and (c) not be used other than in connection with the Evaluation. You may, however, disclose the Information to your Representatives, but only if your Representatives reasonably need to know the Information in connection with the Evaluation. You will (i) inform each of your Representatives receiving Information of the confidential nature of the Information and of this letter agreement, (ii) direct your Representatives to treat the Information confidentially and not to use it other than in connection with the Evaluation, and (iii) be responsible for any improper use of the Information by you or your Representatives (including, without limitation, your Representatives who, subsequent to the first date of disclosure of Information hereunder, become your former Representatives) and take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Information. Without the prior consent of the Company, you will not, and will direct your Representatives not to, disclose to any person (1) that the Information has been made available to you, (2) that discussions are taking place, or (3) any of the terms, conditions or other facts with respect thereto (including the status thereof).
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The Interlake Corporation
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         2. Notice Preceding Compelled Disclosure. If you or any of your
Representatives are compelled by law or the rules of any relevant Stock Exchange, pursuant to a subpoena, civil investigative demand or similar process, to disclose any Information or your possible interest in the Transaction, you will promptly notify the Company to permit the Company to seek a protective order or take other appropriate action. You will also cooperate in the Company's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Information. If, in the absence of a protective order, you or any of your Representatives are, in the written opinion of your counsel addressed to the Company, compelled by law or the rules of any relevant Stock Exchange to disclose the Information, you or your Representative will disclose to the party compelling disclosure only that part of the Information which you are advised by written opinion of counsel is legally required to be disclosed (in which case, prior to such disclosure, if practicable you will advise and consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure), and you will use your best efforts to obtain confidential treatment for any Information so disclosed.

         3. Treatment of Information. You will keep a record in reasonable detail of the Information furnished to you and of the location of the Information. As soon as possible upon the Company's written request or upon the termination of the Evaluation by you or the Company, you and your Representatives will return to the Company all tangible Information (and all copies thereof) which has been provided to you and will destroy (or, at your option, return to the Company) all Information (and all copies thereof) prepared by you or your Representatives. Such destruction (or return) will be confirmed in writing to the Company. Notwithstanding the return or destruction of the Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder until the second anniversary of the date of this letter agreement. You hereby acknowledge that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating the information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         4. Public Information. This letter agreement will not apply to such portions of the Information that (a) are or become generally available to the public through no action by you or your Representatives or (b) are or become available to you on a nonconfidential basis from a source, other than the Company or its Representatives, which you believe, after reasonable inquiry, is not prohibited from disclosing such portions to you by a contractual, legal or fiduciary obligation.

         5. No Warranty of Accuracy. You understand that the Company will endeavor to include in the Information materials it believes to be relevant for the Evaluation, but you acknowledge that neither the Company nor any Representative of the Company (including, without limitation, Morgan Stanley & Co. Incorporated ("Morgan Stanley") or any of the Company's
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The Interlake Corporation
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directors, officers, employees or agents) makes any representation or warranty, express or implied, as to the accuracy or completeness of any Information. You agree that neither the Company nor any of its Representatives will have any liability to you or your Representatives resulting from the use of the Information by you or any of your Representatives or relating to any errors therein or omissions therefrom. Representations and warranties that are made to you in a Definitive Agreement will (subject to such limitations and qualifications as may be specified in such Definitive Agreement) have legal effect.

         6. Certain Actions. (a) During the course of the Evaluation, neither you nor your Representatives will, except in accordance with the terms of a specific written request from the Company or any of its authorized Representatives, initiate contact with any director, officer, employee or person known by you, or who reasonably should be known by you, to hold securities of the Company in connection with any matter referred to in this letter agreement. It is understood that Morgan Stanley will arrange for appropriate contacts for due diligence purposes. It is further understood that all (i) communications regarding a possible negotiated transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Morgan Stanley.

         (b) You further agree that, for a period of one year from the date of this letter agreement, you will not solicit for employment any of the current officers or employees of the Company with whom you have had contact or who was specifically identified to you during the period of the Evaluation, without obtaining the prior written consent of the Company. This provision shall exclude recruitment through a general recruitment campaign or advertisement.

         7. Certain Obligations Only on Definitive Agreement. No agreement providing for any Transaction will be deemed to exist unless and until a Definitive Agreement has been executed and delivered by the Company and each of the other parties thereto, and you hereby irrevocably waive any claims (including, without limitation, claims related to an alleged breach of contract) in connection with any Transaction unless and until a Definitive Agreement has been so executed and delivered and then only in accordance with the terms thereof and applicable law. Unless and until a Definitive Agreement has been so executed and delivered, none of the Company or any of its Representatives has any legal obligation to you of any kind with respect to any Transaction because of this letter agreement or any other written or oral expression with respect to any Transaction, except, in the case of this letter agreement, for the matters specifically agreed to herein. The Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time. The Company and its Representatives will be free to conduct the process for any Transaction as they in their sole discretion determine (including, without limitation, changing any procedures relating to such process or Transaction, or negotiating with and entering into a definitive agreement with any other person, without in any such case giving prior notice to you or
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The Interlake Corporation
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to any other person). You agree that you will not have any claims against the
Company or any of its Representatives arising out of or relating to any Transaction other than those claims, if any, arising out of or relating to a Definitive Agreement with the Company and then only in accordance with the terms of such Definitive Agreement.

         8. General Provisions. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. No provision of this letter agreement can be waived or amended except by written consent of the Company. No document or other action purporting to have been signed on behalf of or to bind the Company will be operative for purposes of this letter agreement unless it is in writing and is signed by the Chairman, President or Vice President of the Company while such person was still in office. This letter agreement is for the benefit of the Company, Morgan Stanley and their directors, officers, stockholders, owners, affiliates and agents, and will be binding on the parties hereto and their respective successors and assigns. Money damages would not be a sufficient remedy for any violation of the terms of this letter agreement and, accordingly, the Company will be entitled to specific performance and injunctive relief as remedies for any violation, in addition to all other remedies available at law or equity. You hereby consent to personal jurisdiction in any action brought in any federal or state court within the State of Illinois having subject matter jurisdiction in the matter for purposes of any action arising out of this letter agreement. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

         9. Certain Definitions. As used in this letter agreement, (a) the terms or phrases "affiliate," "beneficial owner," "election contest," "equity security," "group," "participant," "person," "proxy," "security," and "solicitation" (and the plurals thereof) will be ascribed a meaning no less broad than the broadest definition or meaning of such terms under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (b) the term "you" and "your" includes the entity named as the addressee of this letter agreement and its affiliates, (c) the information furnished to you as contemplated by this letter agreement, whether furnished by the Company or any of its Representatives, together with all written or electronically stored documentation prepared by you or your Representatives based upon, reflecting or incorporating, in whole or in part, such information or the Evaluation is herein referred to as the "Information," (d) any director, officer, employee, agent, lender, partner or representative, including, without limitation, any accountant, attorney, and financial advisor, is herein referred to as a "Representative," and (e) a definitive, written agreement providing for a Transaction that is executed by us and you and that states it is intended to be binding is herein referred to as a "Definitive Agreement;" provided, however, that a Definitive Agreement does not include a letter of intent or any other preliminary agreement, whether or not executed, nor does it include any actual or purported written or verbal acceptance of any offer or bid.
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The Interlake Corporation
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         Please sign and return one copy of this letter agreement to evidence your acceptance of and agreement to the foregoing, whereupon this letter agreement will become the binding obligation of each of the undersigned.
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The Interlake Corporation
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                                       THE INTERLAKE CORPORATION


                                       By: /s/ Stephen R. Smith
                                           -----------------------------
                                           Stephen R. Smith
                                           Vice President, Secretary and
                                           General Counsel



Accepted and agreed to as of
the date first above written:


By: /s/ J. H. Hughes
    ------------------------------
    Name: J. H. Hughes
    Title: Deputy Finance Director